UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 19, 2012
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street	77 Beale Street
P.O. Box 770000	P.O. Box 770000
San Francisco, California 94177	San Francisco, California 94177
(Address of principal executive offices) (Zip Code)	(Address of principal executive offices) (Zip Code)
(415) 267-7000	(415) 973-7000
(Registrant's telephone number, including area code)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2012, the PG&E Corporation Board of Directors (the “Board”) amended the Supplemental Executive Retirement Savings Plan of PG&E Corporation (“SERP”), effective January 1, 2013.  Currently, the SERP, a non-qualified pension plan, entitles officers of PG&E Corporation and Pacific Gas and Electric Company (the “Utility”) and certain other individuals to receive a supplemental retirement benefit in addition to the monthly retirement defined pension benefit under the Utility’s qualified pension plan.  As the SERP has been amended, no new individuals will be entitled to become participants in, nor receive benefits under, the SERP as of January 1, 2013.  In addition, SERP benefits will not be provided to any current SERP participant if the individual elects to participate in the Utility’s new cash balance benefit that will be available under the Utility’s qualified pension plan, in lieu of participating in the current benefit provided by the pension plan that is based on an individual’s final average pay.  The new cash balance pension benefit will become effective on January 1, 2013 for all new employees hired on or after January 1, 2013.  During 2013, employees hired on or before December 31, 2012 who participate in the final average pay-based benefit provided under the pension plan may make a one-time election, effective as of January 1, 2014, to participate on a going-forward basis in the cash balance benefit instead of the final average pay-based benefit.

The Board also adopted a new Defined Contribution Executive Supplemental Retirement Plan (“DC-ESRP”) effective on January 1, 2013.  DC-ESRP participation will be available for (1) officers of PG&E Corporation and the Utility who are promoted or hired on or after January 1, 2013 and who are not already participants in the SERP, (2) current SERP participants who forego future SERP benefits because they have chosen to participate in the new cash balance benefit under the Utility’s qualified pension plan, and (3) other employees as selected by the PG&E Corporation Chief Executive Officer.  Under the DC-ESRP, an account will be created for each participant.  PG&E Corporation will credit the participants’ accounts with an amount equal to 7% of the participants’ compensation consisting of base salary and short-term incentive amount.  Earnings on the credited amounts will be based on the performance of various investment funds selected by the participants.  A participant’s right to receive benefits will vest after three continuous years of employment.  Vested benefits will be paid following the participant’s separation from service.

Item 8.01. Other Events

California Public Utilities Commission’s (“CPUC”) Gas Safety Rulemaking Proceeding

The CPUC is conducting a rulemaking proceeding to adopt new safety and reliability regulations for natural gas transmission and distribution pipelines in California and the related ratemaking mechanisms.  On December 20, 2012, the CPUC approved the Utility’s proposed implementation plan to modernize and upgrade its natural gas transmission system but disallowed the Utility’s request for rate recovery of a significant portion of plan-related costs the Utility forecasted it would incur over the first phase of the plan (2011 through 2014).  In its application filed in August 2011, the Utility forecasted that it would incur total plan-related costs of approximately $2.2 billion, composed of $1.4 billion in capital expenditures and $750 million in expenses.  The Utility requested that the CPUC authorize rate recovery of most plan-related expenses incurred from January 1, 2012 through December 31, 2014, foregoing recovery of 2011 expenses.  The CPUC decision prohibits the Utility from recovering any expenses incurred before December 20, 2012, the effective date of the decision.  The decision also prohibits the Utility from recovering certain categories of expenses that the Utility forecasts it will incur in 2013 and 2014.

The CPUC decision also limits the Utility’s recovery of capital expenditures to $1 billion. The Utility will be unable to recover any costs in excess of the adopted capital and expense amounts and the adopted amounts will be reduced by the cost of any plan project not completed and not replaced with a higher priority project.

The following table compares the Utility’s requested expense and capital amounts (based on forecasts included in the August 2011 application) with the amounts authorized by the CPUC:

(in millions)
	2011		2012	2013	2014	Total
Expense
Requested	$220.7	(1)	$231.1	$154.8	$143.9	$750.5
Authorized	0		$2.6	$73.3	$89.2	$165
Difference	(1)		$228.5	$81.5	$54.7	$585.5
Capital
Requested	$68.9		$384.3	$480.3	$499.9	$1433.4
Authorized	$47.2		$260.3	$348.2	$348	$1003.8
Difference	$21.7		$124	$132.1	$151.9	$429.6
(1) The Utility’s August 2011 application did not request recovery of forecast 2011 plan-related expenses of $220.7 million.

The Utility incurred total pipeline-related expenses of $371 million, including plan-related expenses, during the nine months ended September 30, 2012, and forecasts that these pipeline-related expenses will total nearly $550 million for 2012.  The Utility also will record a charge to net income for a significant portion of plan-related capital expenditures incurred through December 31, 2012.  At September 30, 2012, the Utility had incurred plan-related capital expenditures of approximately $187 million.  Future disallowed expense and capital amounts will be charged to net income in the period incurred.

The Utility has previously stated that it expects that the amounts of its unrecoverable plan-related expenses in 2013 and 2014 will be approximately double the respective amounts shown in the table above as the “difference” between the requested and authorized amounts.  The Utility expects that the amounts of its unrecoverable plan-related capital expenditures in 2013 and 2014 will be similar to the amounts shown in the table above.

Finally, the CPUC stated that the Utility’s recovery of the amounts authorized in the decision will be subject to refund, noting the possibility that further ratemaking adjustments may be made in the pending CPUC investigations in which the CPUC will address potential penalties to be imposed on the Utility.

2013 Cost of Capital Proceeding

On December 20, 2012, the CPUC issued a final decision authorizing the Utility to maintain a capital structure consisting of 52% equity, 47% long-term debt, and 1% preferred stock, beginning on January 1, 2013.  This capital structure will apply to the Utility’s electric generation, electric and natural gas distribution, and natural gas transmission and storage rate base.  In addition, the CPUC authorized the Utility to earn a rate of return on each component of the capital structure, including a rate of return on equity (“ROE”) of 10.40%, compared to the 11% ROE requested by the Utility.  The following table compares the 2012 and 2013 authorized capital structure and rates of return:

	2012 Authorized			2013 Authorized
	Cost	Capital Structure	Weighted Cost	Cost	Capital Structure	Weighted Cost
Long-term debt	6.05%	46%	2.78%	5.52%	47%	2.59%
Preferred stock	5.68%	2%	0.11%	5.60%	1%	0.06%
Return on common equity	11.35%	52%	5.90%	10.40%	52%	5.41%
Overall Rate of Return			8.79%			8.06%

The Utility estimates that the 2013 revenue requirement associated with the authorized cost of capital will be approximately $235 million less than the currently authorized revenue requirement.  Approximately $165 million of this estimated decrease is attributable to the lower authorized ROE. Changes to the Utility’s revenue requirement will become effective on January 1, 2013.

The CPUC will consider a cost of capital adjustment mechanism in a second phase of the cost of capital proceeding.  The procedural schedule states that evidentiary hearings in the second phase will begin on January 14, 2013, with a final decision by April 18, 2013.

Oakley Generation Facility

On December 20, 2012, the CPUC approved  an amended purchase and sale agreement between the Utility and a third-party developer that provides for the construction of a 586-megawatt natural gas-fired facility in Oakley, California (“Oakley Generation Facility”) that would be acquired by the Utility no sooner than January 1, 2016.  The CPUC also approved the Utility’s ratemaking and cost proposals, including the estimated initial capital cost, and authorized the Utility to recover the approved cost through rates.  The decision requires the Utility to file a separate application to seek authorization to recover additional capital costs caused by delays in closing the transaction and operational enhancements made to the facility.

Energy Efficiency Programs

On December 20, 2012, the CPUC approved a new energy efficiency incentive mechanism to reward the Utility and other California energy utilities for the successful implementation of their 2010-2012 energy efficiency programs.  The mechanism provides each utility with an earnings rate composed of a 5% management fee based on qualified program expenditures and an additional performance bonus of up to 1%.  The Utility’s earnings rate for the 2010-2012 energy efficiency program cycle is 5.68%.  The CPUC awarded the Utility $21 million for the successful implementation of the Utility’s 2010 energy efficiency programs.  The CPUC decision also established the process that is expected to apply to incentive claims for program years 2011 and 2012.  After the CPUC completes its audit of the utilities’ 2011 program expenditures, the utilities must file their incentive claims in the third quarter of 2013 for approval by the CPUC in the fourth quarter of 2013. Similarly, the utilities will file their incentive claims based on the CPUC-audited 2012 program expenditures in the third quarter of 2014 for approval by the CPUC in the fourth quarter of 2014.

Transmission Owner (“TO”) Rate Case Pending at the Federal Energy Regulatory Commission (“FERC”)

On December 21, 2012, in response to an order issued by the FERC on November 29, 2012, the Utility revised its requested revenue requirements and rates in its pending TO rate case to reflect a 9.1% ROE on electric transmission assets, rather than the 11.5% ROE originally requested by the Utility.  In the order, the FERC accepted the Utility’s TO filing but directed the Utility to reduce its proposed revenue requirement and rates to reflect the median ROE of a comparative group of other utilities.  As a result of the reduced ROE, the Utility estimates that its 2013 revenues for electric transmission services will be $1.1 billion. The proposed rate changes would become effective on May 1, 2013, subject to refund following the FERC’s issuance of a final decision.  On December 21, 2012, the Utility filed a request for rehearing of the FERC’s order directing the Utility to use the median ROE on the grounds that the FERC’s order was arbitrary and capricious and discriminates against utilities that file rate cases individually rather than jointly with other utilities that participate in the same regional transmission organization.  If the FERC denies the rehearing request, the Utility expects that it would then appeal the FERC’s order to the Federal Court of Appeals.  Finally, the FERC also found that interveners had raised issues of material fact with respect to other aspects of the Utility’s filing that will be addressed at hearings or through settlement proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	LINDA Y. H. CHENG
Linda Y. H. Cheng
Vice President, Corporate Governance and
Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

	By:	LINDA Y. H. CHENG
Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary

Dated: December 21, 2012